Exhibit 10.34

1000 Boardwalk

Atlantic City, NJ 08401

Ph: 609-449-5529

Fx: 609-449-5209

September 27, 2005

Virginia McDowell

101 Shady Valley Drive

Chesterfield, MO 63017

Dear Virginia:

This letter agreement (the “Agreement”) will confirm your employment with Trump Entertainment Resorts Holdings, L.P. (“TERH”) and/or its affiliates (collectively,”Trump”).

Your official starting date of employment will be on or about October 17, 2005.

Position:

Executive Vice President, Chief Information Officer

(or such other position at any TERH affiliate owned casino hotel as TERH may reasonably request and which you are qualified for by training and experience)

Base Salary:	Annual Salary of $350,000 (reviewed annually and adjusted in accordance with current TERH policy)

Travel:	Reimbursement of all reasonable travel expenses at appropriate coach rates including costs associated with any tax consequences incurred by you for you to travel to and from your home in Missouri at a frequency to be approved by the President and CEO.

Annual Incentive Bonus:	40 – 60% base salary based upon achievement of financial parameters and approval by the Compensation Committee of TERH.

Long Term Incentive:	Initial grant of 15,000 restricted shares with all restrictions lapsing in one third increments on October 31, 2006, 2007 and 2008. You will be eligible to participate in the LTI Plan following approval by the Compensation Committee for grants of equity compensation or options under the LTI program adopted by TERH. In conjunction with the approval of the Compensation Committee, on or about January

15, 2006 an additional 12,700 restricted shares will be granted with all restrictions lapsing on January 15, 2007,
2008 and 2009. In the event of a Change of Control, all vesting restrictions will lapse.

COBRA Reimbursement	Up to six (6) months of your actual cost.

Benefits:	Benefits and perquisites which Trump provides to its employees generally as determined by Trump at the level of other similarly situated executives.

Office Space:	Reimbursement of direct payment of any costs associated with the rental or lease of office space, including equipment, furniture and other reasonable supplies as pre-approved by the president and CEO.

Vacation:	Three (3) weeks earned upon signing and then three (3) weeks earned on each anniversary thereafter until the established vacation policy is attained.

Severance:	Upon termination of your employment without Cause you will be entitled to receive a payment equal to twelve (12)
months of your then current salary. You will also be reimbursed for your COBRA costs for an equivalent period. In addition, you may receive such other severance which may be approved by TERH for similarly situated executives.
You shall, in such event, execute any and all release documents customarily used for executive terminations requested by Trump as a condition precedent to obtaining such sum. As used herein, the term “Cause” shall refer to the following:

(i) theft, fraud, dishonesty, gross negligence or willful malfeasance by you in connection with the performance of his duties hereunder;

(ii) a material breach or material failure to fulfill and perform your duties hereunder, which breach or failure is not cured to the reasonable satisfaction of Trump within ten (10) days after written demand from Trump (if such breach is at all curable during such time in the reasonable determination of Trump) failing such determination, “Cause” shall have occurred upon the occurrence of such breach or failure;

(iii) conviction of a felony or a crime involving moral turpitude;

(iv) habitual neglect of duties or misconduct in the performance of your duties and responsibilities hereunder following an initial notice of warning from Trump with respect thereto;

(v) in the event your Casino Control Commission license is terminated and/or suspended or revoked by the Commission; or

(vi) a repeated or ongoing failure to comply with reasonable and lawful directions and instructions of management of Trump in connection with the performance of your duties and responsibilities hereunder following an initial notice of warning from Trump with respect thereto.

Upon termination for Cause, all of your rights under this Agreement shall immediately terminate and Trump shall have no further obligations. A termination of your employment with Trump upon your voluntary resignation or voluntary retirement shall be treated as a termination for Cause hereunder. Upon a termination for Cause, you shall receive in full satisfaction of all amounts due to you an amount equal to the remainder of Base Compensation through date of termination.

Change of Control:	You may terminate your employment on your own initiative within thirty days of a Change of Control and in such event you shall be entitled to the Severance set forth above as if termination occurred without Cause. Change of Control shall hereby mean the sale of or transfer of control over (whether by merger or otherwise) more than 50% of the undiluted common stock of TER, Inc. to or by any person or entity or affiliates of such person or entity or the sale of substantially all of the assets of TER, Inc. to a person or entity or affiliates of such person or entity not currently owing more than 50% of the undiluted common stock.

Non-compete:	a.	You agree that if you terminate your employment on your own initiative or if it is terminated for Cause within the first year of employment, you will not accept employment, either as an employee, consultant or independent contractor, with or on behalf of any casino licensee or casino license applicant in any market where we operate or within 200 miles thereof for the remaining months of the first year of employment;

	b.	You agree that for a period of twelve (12) months after the termination of your employment with Trump you shall not solicit or contact, directly or through any other company, any customers whom you have met, serviced, developed or continued to develop during your tenure with Trump;

	c.	You agree that for a period of twelve (12) months after the termination of your employment with Trump you shall not solicit or otherwise discuss employment, directly or through any other company, any employees of Trump, or any of its related or affiliated companies.

	d.	You acknowledge and agree that the restrictive covenants set forth herein are reasonable as to duration, terms and geographical area and that the same are necessary to protect the legitimate interests of Trump, impose no undue hardship on you and are not injurious to the public.

You acknowledge that upon your breach of this Agreement, Trump would sustain irreparable harm from such breach, and, therefore, you agree that in addition to any other remedies which Trump may have under this Agreement or otherwise, Trump’s obligations to provide severance benefits to you shall immediately terminate, you shall have no claim to receive such benefits from Trump, the release document referred to above shall remain in all respects valid and binding, and

Trump shall be entitled to obtain equitable relief, including specific performance and injunctions, restraining you from committing or continuing any such violation of this section.

Indemnification:	Trump shall cover you under directors and officers liability insurance both during, and while potential liability exists, after your employment with Trump in commercially reasonable amounts. Trump shall during and after your employment indemnify and hold you harmless to the fullest extent permitted by applicable law with regard to your actions or inactions in the performance of your duties as an officer, director and/or employee of Trump and its affiliates or as a fiduciary of any benefit plan of Trump and its affiliates.

Representation:	You acknowledge that your entering into this Agreement does not violate any other agreement to which you or anyone on your behalf is a party.

Entire Agreement:	This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes and voids any and all prior agreements or understandings, written or oral, regarding the subject matter hereof.

GOVERNING LAW	This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey.

Your employment is contingent upon the following:

•	obtaining or possessing a New Jersey Key license or such equivalent qualification required by New Jersey law,

•	satisfactorily completion of a background and reference check,

•	your signing this Agreement, the TERH Code of Business Conduct and the TERH Employee Handbook,

•	compliance with all employment policies including the successful completion of a drug test,

•	your submission of appropriate documentation of employment eligibility in the United States.

Very truly yours,

Craig Keyser
Executive Vice President
Human Resources
TERH

LIP/ams

I agree and accept the terms of this Agreement.

Virginia McDowell

Date: